EXHIBIT 5.01

                                  LEGAL OPINION

Kids Stuff, Inc.                                                April 20, 2000
7835 Freedom Avenue, N.W.
North Canton, Ohio 44720

Re:      Pre-Effective Amendment No. 1 to

         Form S-3 Registration Statement on Form SB-2
         of Kids Stuff, Inc.
         -------------------

Gentlemen:

         You have requested our opinion as counsel for Kids Stuff, Inc., a Delaware corporation (the "Company"), in connection with Pre-Effective Amendment No. 1 to Form S-3 Registration Statement on Form SB-2 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933 (the "Act') with respect to shares (the "Shares") of Common Stock, par value $.001 per share, of the Company which may be issued pursuant to the exercise of options to purchase 270,000 shares of the Company's Common Stock.

         We have examined such corporate records and other documents and have made such examination of law as we have deemed relevant in connection with this opinion. Our examination of matters has been limited to the Delaware General Corporation Law.

         Based upon the foregoing, we advise you that in our opinion each authorized but unissued Share issued by the Company in accordance with the terms of the Option, will be legally and validly issued, fully paid and non-assessable.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name therein under the caption "Legal Matters" in the Prospectus of the Registration Statement.

                                                              Very truly yours,

                                                              LESTER MORSE P.C.


                                                              Steven Morse